Exhibit 10.2

AGREEMENT

THIS AGREEMENT. entered into this   9   day of April    , 2019, and made effective January 1, 2019, by and between MOUNTAINEER PARK, INC., located at 1420 Mountaineer Circle, New Cumberland, WV, 26047 (the “MTR”), and MOUNTAINEER    PARK HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION,    INC., located at       1420 Mountaineer Circle    , New Cumberland, WV, 26047 (the “HBPA”).

WITNESSETH:

WHEREAS, it is the mutual intent and purpose of the above parties to set forth the basic agreement covering purse structure and other matters of mutual interest and concern and to comply with West Virginia statutory requirements for a contract; and

WHEREAS, the parties recognize the need for defining and describing the business relationship between MTR and HBPA so that they may direct the business of thoroughbred horse racing at Mountaineer Park in the best interest of all parties concerned.

NOW, THEREFORE, in consideration of the benefits and advantages occurring to each of the parties hereto, do by these presents hereby agree, bind and obligate themselves to each other as follows, to-wit:

ARTICLE I

Definitions

1.The term “purse schedule” shall mean the total daily distribution for all races scheduled and conducted.

2.The term “purse schedule distribution” shall mean the amount allocated for each and every race based upon age, class, distance and type of race.

ARTICLE II

HBPA Exclusive Bargaining Agent

1.Exclusive Representation. The HBPA is by the West Virginia Racing Commission and MTR to be the duly qualified and exclusive representative of the majority of the owners and trainers of live thoroughbred horse racing, within the meaning of the Interstate Horseracing Act (15 U.S.C.§ 3001 et seq.) (the “Act”). MTR shall only negotiate with the exclusive bargaining agent or representative of the HBPA. Any negotiation or discussion of the terms and provisions of this Agreement, or any amendment thereto, or any Agreement which shall supersede the terms and provision of this Agreement with any person, or entity or representative of an entity that is not the exclusive bargaining agent representative of the HBPA shall constitute a breach of this Agreement, provided that at such time the HBPA remains the duly qualified and exclusive representative of the majority of the owners and trainers of horses at MTR . Furthermore, MTR shall not insert any term or provision which conflicts with the HBPA’s exclusive representation of owners and trainers of live thoroughbred racing into any contract or agreement arising out of the use of the MTR’s facilities and/or participation in the live horse races conducted at the MTR.

MTR agrees that it shall negotiate with and conduct any and all business which is the subject of this Agreement and any matters reasonably related to any provisions of this Agreement with the duly elected officers of the HBPA or their duly designated representatives.

The HBPA agrees that it shall provide to MTR, in writing, on an annual basis, the names and addresses of each duly elected member of the HBPA Board of Directors, the names and addresses of each duly elected officer of the HBPA, and the names and addresses of each representative duly designated by the Board of Directors of the HBPA who shall have the authority to negotiate with MTR.

HBPA promises that it will exercise any and all authority to require its members to comply, when possible, with the intent and terms of this Agreement.

ARTICLE III

Racing Schedule

1.During the term of this Agreement, MTR shall each year use its best efforts to conduct racing as submitted and approved by the West Virginia Racing Commission and periodically provide schedules to the HBPA, it being understood that (a) MTR shall not be in breach of this Agreement so long as it requests a license from the West Virginia Racing Commission to conduct racing, and in fact conducts racing, as submitted and approved by the West Virginia Racing Commission. HBPA acknowledges that MTR, consistent with its best efforts commitment, would not be expected to conduct racing on more than five (5) days in a calendar week and may cancel racing days based on inclement weather, unavailability of horses or jockeys, and economic factors.

Within seven (7) days of cancellation of a race day, MTR shall discuss options with the HBPA. MTR agrees subject to availability of horses, to program no less than (9) races per day.

2.MTR agrees that it will not discontinue racing during the approved racing schedule unless agreed upon by the HBPA, except in the event of an act of God or other catastrophe, or conditions beyond the foreseeable control of MTR.

ARTICLE IV

Minimum Purse and Purse Scheduling

1.During the term of this Agreement the daily minimum purse schedule shall be established by MTR and the HBPA prior to the first live racing date of each year.

2.MTR will publish a purse schedule distribution as approved by MTR and the HBPA, which shall show the purse schedule distribution planned for various classes of horses at various distances. Such schedule shall be updated as necessary. Said schedule with any amendments thereto shall be posted in the Racing Secretary’s office. In the event of a purse schedule distribution decrease, the purses for bottom claiming races shall be updated as necessary. Said schedule with any amendments thereto shall be posted in the Racing Secretary’s office. In the event of a purse schedule distribution decrease, the purses for bottom claiming races shall not be reduced unless the purses for all races are also reduced. In the event of a purse schedule distribution increase, the purses for all races shall be increased (though not necessarily by the same percentage.)

3.Notwithstanding the above, MTR will not be obligated to go into an overpayment situation at any time during the life of this agreement.

4.Purses for stakes races shall not exceed, in the aggregate, 6% of the total purses paid, from the purse account, in the immediately preceding calendar year including the amounts paid for stakes races and amounts received for sponsorship of races unless otherwise authorized by HBPA. MTR shall determine the number of and purses for stake races and submit the stakes schedule to HBPA for written comment.

5.MTR agrees to pay purses back through not less than ten (10) places according to the following chart. Any place not paid shall revert to the purse account.

Finish	Percent of Purse
1	58%
2	20%
3	10%
4	5%
5	2%
6	1%
7	1%
8	1%
9	1%
10	1%

6.In 2019, the owner of each horse starting in a race will be charged a start fee of (i) $20 per horse per start in any race having a total purse of less than $ 10,499 and (ii) $25 per horse in any race having a total purse of $10,500 to $16,299 and (iii) $35 per horse per start in any racing having a total purse of $16,300 or more. These start fees will be deducted from the owner’s accounts and paid to MTR by the horsemen’s bookkeeper.

7.In 2020 and 2021, the owner of each horse starting in a race will be charged a start fee of (i) $15 per horse per start in any race having a total purse of less than $10,499 and (ii) $25 per horse in any race having a total purse of $10,500 to $16,299 and (iii) $35 per horse per start in any racing having a total purse of $16,300 or more. These start fees will be deducted from the owner’s accounts and paid to MTR by the horsemen’s bookkeeper.

8.It is understood by both parties that purse schedules shall not be in conflict with the rules of racing of the West Virginia Racing Commission as presently constituted or amended.

ARTICLE V

Purse Funds

1.During the term of this Agreement, MTR shall pay purse monies:

(a)As provided by state law; and

(b)Any additional percentage of the mutuel handle which may be legislated and incorporated into the West Virginia Code during the period of this Agreement, if specifically legislated for purses.

2.In the event any Underpayment Money exists in the purse account at the end of any calendar year, then said Underpayment Money shall be added to the sum payable in purses for the next succeeding year.

3.This is an agreement regarding the proceeds from video lottery terminals as provided in West Virginia Code § 29-22A-7(a)(6).

ARTICLE VI

Revenue from Off-Track Betting and Telephone Wagering

1.In the event MTR, HBPA or horsemen receive additional revenue or payments from telephone wagering from whatever source derived, whether as a result of legislation, by contract and/or modification of the rules of the West Virginia Racing Commission, the amount determined by code shall be allocated to purses.

2.Revenue from live, export and import and wagering from any other sources will be distributed in accordance with West Virginia Code.

3.Revenue from Video Lottery Terminals will be distributed in accordance with West Virginia Code.

ARTICLE VII

Condition Book

1. HBPA represents that it has created a Condition Book Committee to consult with horsemen concerning the conditions of racing and to make known to MTR the results of their consultations. MTR agrees that this Committee shall have the right to meet with appropriate MTR personnel to discuss and comment on each condition book at least seventy-two (72) hours before printing in order to permit Committee review, suggestions, and recommendations. MTR will give due consideration to the Committee’s suggestions and recommendations.

2.During the term of this contract the bottom claiming price will not go below Four Thousand Dollars ($4,000.00).

ARTICLE VIII

Racing Committee/Arbitration

1.Track and the HBPA shall organize and maintain a joint committee (hereinafter the “Racing Committee”) to address issues related to and associated with live racing at Mountaineer Race Track. The HBPA and Track shall each appoint three (3) representatives to the Racing Committee. The Racing Committee shall have no authority to alter the terms and conditions of this Agreement.

2.In the event there is a disagreement between the parties as to whether any party has compiled with the terms or conditions in this Agreement, then Track and the HBPA shall each choose an Arbitrator and the two Arbitrators shall choose a third Arbitrator. The Board of Arbitrators shall decide the issues involved and each party agrees to be bound by the decision of the arbitrations panel, provided, however, that the arbitrators’ decision shall not be binding on the parties with respect to matters of Federal law.

ARTICLE IX

Stalls

1.It is recognized by both parties that effective stall utilization is important to MTR and that equitable allocation is essential to the livelihood of horsemen.

2.MTR shall exercise reasonable discretion when allocating horse stalls, such that it shall not unlawfully allocate on the basis of race, color, religion, sex, national origin, age, or other classes protected under law.

3.MTR shall make every effort to provide horsemen with fifteen (15) days prior notice of the acceptance or rejection of stall applications and may demand immediate confirmation from the horsemen of their intent to use allotted stalls.

4.A Stall Committee consisting of a Director of Racing, Racing Secretary, HBPA representative, Stall Superintendent and State Steward shall hear any disputes regarding allocation of stalls.

5.Upon seven (7) days prior notice, MTR shall have the right to take from any horsemen any stall that management believes in good faith is not being used for racing purposes.

6.MTR shall permit approved horsemen to use the stalls at its racetrack barns and other facilities as they exist on the date hereof for training purposes without charge for horses qualified to race at MTR.

7.MTR agrees to provide stall and shed row area with proper fill within a reasonable time period, upon written request of HBPA.

8.Any change in present stall application form that affects horse or trainer eligibility for stalls shall be approved by HBPA.

ARTICLE X

Barn Area

1.Barn area will be available to horsemen during the live race meet and four (4) weeks prior to the start of the live race meet. Barn area will close one week after the live race meet. The racetrack will be available to horsemen during scheduled training times six (6) days per calendar week. A clocker will be available six (6) days per week and the gate shall be available five (5) days per week. Training will start four (4) weeks prior to the beginning of the meet and end on the last day of racing

2.HBPA recognizes an obligation of horsemen and backside personnel to maintain the stable area in a sanitary condition, free from litter and other foreign objects. HBPA will use its best efforts to ensure that horsemen and their employees fulfill their obligations in this regard. MTR retains its right to discipline (including removal) horsemen or their employees who fail to obey MTR’s published rules and regulations.

3.MTR shall maintain all bam area restroom facilities in a safe and healthy environment.

4.MTR agrees to maintain both main roads leading to and from the racetrack, between all bams and all horsemen parking lots, for both training and racing purposes when horses are on the grounds. These roads are designated as the road going past the rec hall/kitchen and the other road leading from the stable gate. Reasonable efforts before 7:00 a.m. will be made to keep these areas salted and ice-free so as not to be hazardous to horses or backside personnel. MTR further agrees to make necessary repairs to the backside and stall areas as deemed necessary from the monthly inspection conducted.

ARTICLE XI

Racing Surfaces

1.The Track Surface Committee consisting of two horsemen, two jockeys, (appointed by their respective associations), the track superintendent, a representative of the Racing Commission, the State Veterinarian, a steward, and a representative of MTR shall meet pursuant to a published schedule to assess track surface conditions and agree to any actions to be taken with respect to maintenance of the racing surface. MTR shall maintain the track in accordance with the reasonable direction of the Track Surface Committee.

2.Trainers shall, at reasonable times and upon reasonable notice to the office of the Director of Racing, have the right to enter onto the track for the purpose of determining the safety of the racing surface.

3.MTR shall keep the racing surface safe, uniform, harrowed, and watered.

4.MTR, with a member of the HBPA Track Committee, will take soil samples of both the dirt and turf one month prior to opening, once during the meet and as the Track Surface Committee may request. Samples will be sent to a mutually agreed upon testing laboratory. Upon completion and receipt of laboratory results, Track Surface Committee will make recommendations and forward said recommendations to the Director of Racing. Costs of testing and results will be shared evenly by MTR and the HBPA.

ARTICLE XII

Paddock Blacksmith

HBPA may contract with a paddock blacksmith who shall not be deemed an employee of MTR or HBPA but an independent contractor, to be available in the paddock for each race on each and every race day. MTR shall reimburse HBPA for the cost of the blacksmith in an amount not to exceed $100 per live racing day.

ARTICLE XIII

Fire and Liability Insurance

MTR shall pay to HBPA annually, on or before May 15th of each year during the term of this Agreement, the actual cost of the HBPA’s proportional assessment of a policy of fire and hazard insurance (maintained by the national HBPA) covering horses and tack belonging to horsemen.

Because of this payment for the Fire and Disaster Insurance Plan, the HBPA shall indemnify and hold MTR harmless from and against any damage, loss, action, judgment, cost or expense (including reasonable attorneys’ fees) resulting from any claim, demand or cause of action made or brought by a horsemen for any loss covered by the Fire and Disaster Insurance Plan.

ARTICLE XIV

Deceased Horse Removal

The cost of removing deceased horses shall be paid by one half by HBPA and one half by MTR.

ARTICLE XV

No Monopoly on Goods and Services

MTR shall not establish or impose upon horsemen a monopoly, restriction or requirement regarding the use of blacksmiths, feed men, track supplier, veterinarians or other services customarily used by horsemen. MTR will permit any supplier of commodities or services to enter the stable area; provided, however, that such supplier of services or commodities has received a clearance from management and the West Virginia Racing Commission, which will authorize admission to the stable area. MTR agrees not to unreasonably withhold said clearance. Any owner or trainer stabled on grounds will be permitted at any time to haul in hay or grain for his own use only.

ARTICLE XVI

Personnel Identification

MTR shall bear all expenses incurred for the preparation of the identification badges to be worn by backstretch personnel on a first issue. All lost badges shall be paid for by the individual who loses the badge.

ARTICLE XVII

Tattooing of Horses

Cost of lip tattooing shall be borne by the owners or trainers of the horse being tattooed and not by MTR or HBPA.

ARTICLE XVIII

HBPA Amenities

1.MTR shall provide a business office for the duly elected representatives and officers of HBPA.

2.MTR shall provide front side parking located right behind the grandstand.

3.MTR shall provide adequate parking, admission passes and courtesies for horsemen.

4.MTR shall provide to HBPA two hundred (200) programs each racing day during the week and two hundred fifty (250) programs for each West Virginia Derby Day.

5.MTR shall ensure that the kitchen is operational during the live race meet. If there is not a contract for the operation of the kitchen, MTR shall ensure that the area is available and maintained as a rec hall with vending machines during live racing and the HBPA will ensure the rec hall maintains a standard of cleanliness.

ARTICLE XIX

Horsemen’s Bookkeeper

A horsemen’s bookkeeper shall be employed by MTR or as mandated by the racing rules and shall be subject to the policies generally applicable to MTR’s employees. The horsemen’s bookkeeper shall perform those functions set forth from time to time by statute, and MTR shall provide such equipment as shall be reasonably necessary for the performance of the horsemen’s bookkeeper’s statutory duties.

ARTICLE XX

Horsemen’s Bookkeeper Account

The following accounts shall be maintained by the horsemen’s bookkeeper in the same bank in which such accounts are currently maintained, so long as such bank’s fees for services remain competitive with other banks in West Virginia.

First Account – “Horsemen’s Daily Account” – The horsemen’s bookkeeper shall establish a checking account into which the following shall be deposited: (a) purse money, stake fees; (b) any owner or trainer deposits; and (c) all moneys received as a result of claims made by horsemen or owners in connection with the races. All of the funds in this account are recognized as being the sole property of the horsemen, jockeys, etc., as reflected by the records maintained by the horsemen’s bookkeeper. MTR agrees to deposit to the Horsemen’s Daily Account each day the full amount due owners for purses earned that day. MTR agrees to deposit all other Horsemen’s Bookkeeper Account deposits (i.e. claims, etc.) a minimum of once per week to the Horsemen’s Daily Account. All interest earned on this account will be considered the sole property of HBPA.

Second Account – “Horsemen’s Reserve Account” – The horsemen’s bookkeeper shall establish and maintain a reserve account into which all Underpayment Money (described above) shall be deposited. All of said Underpayment Money shall be used for purses. All interest earned on this Underpayment Money shall be considered the sole property of the horsemen and shall be added to the purse account to be used for the payment of purses.

ARTICLE XXI

HBPA Administrative Fund

The bookkeeper shall distribute to the HBPA during the term of this Agreement, an amount equal to one percent (1%) of the total amount distributed for purses for thoroughbred racing at Mountaineer Park for the preceding month. Said sums shall be deemed to be purse money, but shall not be withheld or deducted from any single purse, but shall be deducted from the percentage permitted by the State of West Virginia to be paid to the HBPA Trust Fund. If current West Virginia Code § 19-23-9 (b) (1) et seq. is amended to permit a percentage different than the current percentage of 2% of the purses actually paid during the preceding month for the Trust and administration of the fund set forth in West Virginia Code §19-23-9 (b) (1), the HBPA and MTR agree to renegotiate a new division of the percentage of funds to be allocated to the HBPA Trust and Administrative funds. All sums due to the HBPA shall be paid by the end of each month.

ARTICLE XXII

Security

MTR agrees to provide and maintain reasonable security at its main gate and such other gates providing ingress and egress to its stable areas four (4) weeks prior to the start of the live meet, during the live race meet, and one week following the live meet’s conclusion.

ARTICLE XXIII

Starting Gate

MTR agrees to provide assistant starters, as defined by the West Virginia Thoroughbred Rules of Racing, five days per week during training.

ARTICLE XXIV

Daily Meeting Figures

The pari-mutuel handle and purse distribution figures as well as the percentage figures which represent the relationship between purses and the total of pari-mutuel handle, shall be given to the HBPA office each day of a race meet in progress.

ARTICLE XXV

Valuable Property Right

MTR recognizes that the horses and participants in races and related events occurring prior or subsequent to the running of a race are valuable property rights belonging to the owners and trainers, and MTR will not produce or exhibit still or motion pictures, videotapes, radio or television programs, or authorize or license others to make or exhibit motion pictures or television programs of any of said events without prior consultation and written agreement of the HBPA, it being understood, however, that (i) MTR may use such depictions for the promotion of MTR’s business; and (ii) this provision is not intended to affect the simulcasting, which is governed in all respects by the parties’ separate agreement of this date concerning simulcasting.

ARTICLE XXVI

Severability

In the event any provision, item or clause of this Agreement or the application thereof is held invalid, such invalidity shall not affect the remaining provisions, items or clauses or application of this Agreement, and, to this end, it is agreed by the parties that this Agreement is severable.

ARTICLE XXVII

Simulcasting

Both the HBPA and MTR mutually benefit from the collecting the highest possible fee for the MTR’s import and export signal. The HBPA acknowledges, however, that MTR requires flexibility to negotiate in a commercially reasonable manner with third parties regarding the fee the MTR will receive for the MTR’s import and export signal. The HBPA therefore agrees that the HBPA will not object to any contract entered into between the MTR and a third party that provides for a commission rate paid to the MTR in excess of 3% of gross handle from all North American Thoroughbred and Standardbred Race Tracks and Race Track owned OTB’s, 4% of gross handle from all North American Greyhound Tracks and 6% of gross handle from all ADW sites.

Simulcasting at the MTR shall be governed by West Virginia statutes and the Federal Interstate Horse Racing Act of 1978, Simulcasting Agreement and the Federal Interstate Horse Racing Act of 1978. A Simulcasting Agreement and site approval executed simultaneously with this Agreement shall be a part of this Agreement (Exhibit B). To the extent there is a conflict between this Agreement and the Simulcasting Agreement with respect to matters relating to live racing, then the terms of this Agreement shall control.

ARTICLE XXVIII

Term

The term of this Agreement shall commence January 1, 2019, and shall terminate on December 31, 2021. However, this Agreement is binding only during the periods during which the MTR is permitted to operate permitted activities as defined in the Racetrack Video Lottery Act of 1994, as amended.

ARTICLE XXIX

Unzipper Clause

The parties acknowledge that during the negotiations that resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of negotiations, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Notwithstanding the aforementioned, MTR for the life of this Agreement, voluntarily and unqualifiedly reserves the right to reopen negotiations on any subject matter covered by the Agreement IF MTR encounters competition within a One Hundred and Fifty (150) mile radius, and HBPA and MTR agree that the other shall be obligated to negotiate with respect to any subject matter not specifically referred to or covered by this Agreement, even though the subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated or signed this Agreement. However, this will not preclude the parties from mutually agreeing to amend this Agreement at any time.

ARTICLE XXX

Integration

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes any prior agreements between the parties hereto either oral or written.

IN WITNESS THEREOF, the parties to this Agreement have caused these presents to be executed by their agents hereunto duly authorized, and their seals to be affixed hereto, as of the date first above written.

WITNESS the following signatures:

MOUNTAINEER PARK, INC.		MOUNTAINEER PARK HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC

	Jason Pugh	Jami Poole

By:	/s/ Jason Pugh	By: /S/ Jami Poole

Its:	VP:General Manager	Its: President

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this  9    day of April  2019     , by and between Mountaineer Park, Inc. (the “Track”) a corporation licensed by the West Virginia Racing Commission to conduct thoroughbred racing at Mountaineer Race Track and Gaming Resort (the “Mountaineer Park”), and the Mountaineer Park HBPA Benevolent Trust (the “Trust”), a conduit trust established by Mountaineer Park Horsemen’s Benevolent and Protective Association, Inc. (the “HBPA”) and the trustees of the Trust.

BACKGROUND

The Trust was established out of a general concern for the welfare and well-being of those individuals who are not employed by the Track or the HBPA, but whose primary source of income is derived from the racing, training, and care of thoroughbred horses at Mountaineer Park. The Trust will provide certain health and other benefits to individuals associated with Mountaineer Park to help defray the cost of medical and other expenses incurred by such individuals that are not covered by commercial health or other insurance.

The Track has agreed to pay over certain amounts in order to fund the Trust and the Trust has agreed to administer such funds.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    FUNDING The Track shall pay over to the Trust monthly, in arrear, an amount equal to 1 % of the total amount distributed for purses.

2.    TERM The term of this Agreement shall commence on January 1, 2019, and shall continue until December 31, 2021. This Agreement is binding, however, only during the periods, which the Track is authorized to operate “permitted activities” as, defined in the Race Track Video Lottery Act of 1994.

3.    MISCELLANEOUS

3.1    Entire Agreement This Agreement constitutes the entire agreement between the Parties and there are no representations, warranties, understandings or commitments except as provided herein.

3.2.    Binding Effect This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successor, and permitted assigns.

3.3.    Severability If the application of any term or provision of this agreement, whether in whole or in part, shall be held invalid or unenforceable, the remainder of this agreement shall not be affected by such holdings and shall be fully enforced.

3.4    Counterparts This agreement may be executed in two or more counterparts, each of which shall be deemed an original but all which together shall constitute one and the same instrument.

3.5.    Governing Law The laws of West Virginia shall govern the validity and construction of this agreement and any dispute arising out of or relating to this agreement, without regard to the principles of conflict of laws.

3.6.    Hold Harmless The parties agree that this agreement is being made as an accommodation to the HBPA, and the HBPA hereby agrees to save and hold the Track harmless from any and all liabilities which may result from the execution or operation of this amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:		MOUNTAINEER PARK, INC.

	By:	/s/ Jason Pugh
Jason Pugh
GM Mountaineer Park, Inc.

MOUNTAINEER PARK HBPA BENEVOLENT TRUST

	By:	/s/ Jami Poole
Jami Poole
Trust Chairman

MOUNTAINEER PARK HBPA

	By:	/s/ Jami Poole
Jami Poole
President